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                                                                  Exhibit 99.77C

                             NRM INVESTMENT COMPANY

                                FILE NUMBER 02995

              RIDER TO NSAR QUESTION 77C FOR PERIOD ENDING 2/28/09

RESULTS OF MATTERS SUBMITTED TO SHAREHOLDERS VOTE:

1. By unanimous vote of the shareholders attending the Fund's Annual Meeting on December 18, 2008 the following were elected Directors: John H. McCoy, George W. Connell, Joseph Fabrizio, Anthony B. Fisher, Raymond H. Welsh.

2. By unanimous vote of the shareholders attending the Fund's Annual Meeting on December 18, 2008 it was resolved that the duties of the Fund's Counsel, Edward Fackenthal, would include those of the Chief Compliance Officer.

3. By unanimous vote of the shareholders attending the Fund's Annual Meeting on December 18, 2008 it was resolved pursuant to SEC Rule a 15a-4 that Haverford Financial Services, Inc., retroactive to October 18, 2008 be substituted by assignment as the Company's investment adviser upon the same terms and conditions as were theretofore applicable to Haverford Investment Management, Inc., and that Haverford Financial Services, Inc. serve upon such terms and conditions for the calendar year 2009.